Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 2010 Stock Incentive Plan and the 2016 Employee Stock Purchase Plan of our report dated February 24, 2015, with respect to the consolidated financial statements and schedule of Veeco Instruments Inc. as of December 31, 2014, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for the years ended December 31, 2014 and 2013, included in Annual Report (Form 10-K) of Veeco Instruments Inc. for the year ended December 31, 2015, filed with the Securities and Exchange Commission .

/s/ Ernst & Young LLP

Jericho, New York
June 2, 2016